EXHIBIT 23.1

   We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 27, 2000 relating to the financial statements and financial statement schedule, which appears in International Flavors & Fragrances Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999.

PRICEWATERHOUSECOOPERS LLP


New York, New York
December 6, 2000